Colfax Announces Binding Offer to Acquire Fläkt Woods Group's Global Infrastructure and Industry Business

Fulton, MD (September 3, 2013) -- Colfax Corporation ("Colfax") (NYSE: CFX), a leading global manufacturer of gas- and fluid-handling and fabrication technology products today announced that it has made a binding offer to acquire the Global Infrastructure and Industry (“GII”) business of Fläkt Woods Group, subject to certain conditions. The transaction would value GII at €193 million, including the assumption of debt.
With approximate revenues of $225 million and EBITDA of $27 million over the last twelve months, GII has operations around the world and is a pre-eminent supplier of industrial fans and related products. The acquisition would complement the geographic and end-market footprint of Colfax's Howden business, as well as extend Howden's product portfolio into new segments and applications.
In making the announcement, Steve Simms, President and Chief Executive Officer of Colfax, stated, “GII is exactly the type of acquisition we look for. It's a great strategic fit, extending Howden's reach into some key long-term markets, and expanding our product bundle into new segments and technologies. In addition, it offers numerous opportunities for synergies. We look forward to welcoming GII's nearly 1,000 associates to the Colfax family.

Mr. Simms continued, “With a robust acquisition pipeline and capital remaining from the May 2013 offering, we expect to continue executing our stated bolt-on acquisition strategy over the coming months.”

Canaccord Genuity Limited provided financial advice for the proposed transaction.

ABOUT COLFAX CORPORATION - Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.
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This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2012 Annual Report on Form 10-K under the caption "Risk Factors." In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.
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Investor Contact:
Farand Pawlak
Colfax Corporation
Director, Investor Relations
(301) 323-9054
farand.pawlak@colfaxcorp.com